Exhibit 16.1

January 13, 2009

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

RE:	Document Capture Technologies, Inc.
Commission File No. 000-25839

Gentlemen:

We have read Item 4.01 of Form 8-K of Document Capture Technologies, Inc. (the “Registrant”) for the event that occurred on January 9, 2009, and are in agreement with the statements contained therein as they apply to our firm only. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Clancy and Co., P.L.L.C.